UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 12, 2024

GULFPORT ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-19514	86-3684669
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

713 Market Drive Oklahoma City, Oklahoma	73114
(Address of principal executive offices)	(Zip code)

(405) 252-4600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered	Trading Symbol
Common stock, par value $0.0001 per share	The New York Stock Exchange	GPOR

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The Notes and Indenture

On September 13, 2024, Gulfport Energy Operating Corporation (the “Company”), a wholly owned subsidiary of Gulfport Energy Corporation (the “Parent Guarantor”), completed a private placement of $650,000,000 aggregate principal amount of 6.750% Senior Notes due 2029 (the “Notes”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The Notes were issued under an Indenture, dated September 13, 2024 (the “Indenture”), among the Company, the Parent Guarantor, the subsidiary guarantors party thereto (together with the Parent Guarantor, the “Guarantors”) and UMB Bank, National Association, as trustee.

The Notes will mature on September 1, 2029 and bear interest at a rate of 6.750% per annum. The Company will pay interest on the Notes on March 1 and September 1 of each year, commencing on March 1, 2025. The Notes will be unconditionally guaranteed by the Guarantors and certain future subsidiaries of the Parent Guarantor that become borrowers or guarantors under any credit agreement with an aggregate principal amount outstanding or commitment amount in excess of $15 million. The Notes and the guarantees will be the Company’s and the Guarantors’ general unsecured obligations, respectively.

The Indenture contains certain limitations on the ability of the Company and the Guarantors to incur additional debt, pay dividends or make certain distributions, create liens or other encumbrances, make investments, loans or other guarantees, sell or otherwise dispose of a portion of its assets, engage in transactions with affiliates, or make acquisitions or merge or consolidate with another entity. These covenants are subject to a number of important exceptions, limitations and qualifications. The Indenture also contains customary events of default with respect to the Notes.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, which is filed herewith as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Credit Facility Redetermination

On September 12, 2024, the Company entered into the Commitment Increase, Borrowing Base Reaffirmation Agreement, and Fourth Amendment to Credit Agreement (the “Fourth Amendment”), which amended the Company’s Third Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A. as administrative agent and various lender parties, providing for a senior secured reserve-based revolving credit facility effective as of October 14, 2021, as amended prior to the Fourth Amendment (as amended by the Fourth Amendment, the “Credit Facility”).

The Fourth Amendment, among other things, (a) increased the aggregate elected commitment amounts under the Credit Facility from $900 million to $1.0 billion, (b) reaffirmed the borrowing base under the Credit Facility at $1.1 billion and (c) extended the maturity date under the Credit Facility to four years from the closing date of the Fourth Amendment.

The foregoing description of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the Fourth Amendment, which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Indenture, dated September 13, 2024, among Gulfport Energy Operating Corporation, Gulfport Energy Corporation, the subsidiary guarantors party thereto and UMB Bank, National Association, as trustee.
10.1	Commitment Increase, Borrowing Base Reaffirmation Agreement and Fourth Amendment to Credit Agreement dated September 12, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULFPORT ENERGY CORPORATION

Date: September 16, 2024	By:	/s/ Michael Hodges
Michael Hodges
Chief Financial Officer

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